Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
C. Allan Ducker, III
Chief Executive Officer
CommunitySouth Bank & Trust
864-306-2540
aducker@csbat.com

COMMUNITYSOUTH BANCSHARES, INC. TO BECOME
COMMUNITYSOUTH FINANCIAL CORPORATION

Easley, SC – January 12, 2007 – CommunitySouth Bancshares, Inc. (OTCBB: CBSO) today announced its Board of Directors has voted to change its name to CommunitySouth Financial Corporation, pending shareholder approval.

CommunitySouth Bancshares, Inc. is a bank holding company that owns CommunitySouth Bank & Trust, which operates five banking branches and a full-service mortgage division in the Upstate of South Carolina.

“Our passion for providing superior customer service by offering a vast array of financial services was the key point in choosing to change our holding company name to CommunitySouth Financial Corporation,” said C. Allan Ducker, III, Chief Executive Officer of CommunitySouth. “We believe our new holding company name will enhance shareholder value by creating a greater awareness in the market of the capabilities of our Company.”

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CommunitySouth Bancshares, Inc. (OTCBB: CBSO) commenced operations in the Upstate of South Carolina on January 18, 2005. After completing the largest initial public offering ever for a South Carolina-based bank, the Company capitalized with $30 million and has since grown assets to over $240 million. In operation for less than two years, CommunitySouth is one of the fastest growing and most profitable de novo banks in the country, compared to peer banks that also opened during the first quarter of 2005.

CommunitySouth is headquartered in Easley, South Carolina and currently operates full-service offices in Easley, Mauldin, Spartanburg, Anderson and Greer, and plans to open additional offices in Greenville and Spartanburg in 2007.

CommunitySouth offers a complete line of banking products and services, including commercial, consumer and mortgage loans, personal and business checking and savings accounts, free online banking and bill pay, nationwide free ATMs, free business courier service, remote deposit service, courtesy overdraft coverage, and more.

For additional information about CommunitySouth, call 864-306-2540 or visit www.communitysouthbankandtrust.com.

Forward-Looking Statements

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, which could cause actual results to differ materially from future expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.